Exhibit 10.68

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) was originally entered into by and between Christopher M. Fanning (the “Executive”) and LATTICE SEMICONDUCTOR CORPORATION, a Delaware corporation (the “Company”) as of November 1, 2005 (the “Effective Date”). This Agreement has been amended and restated in its entirety as of December 15, 2008 (the “Restatement Date”).

1. Duties and Scope of Employment.

(a) Position. For the term of his employment under this Agreement (“Employment”), the Executive will serve as the Corporate Vice President and General Manager, Low Density Solutions. The Executive shall report to the Company’s Chief Executive Officer (the “CEO”). Executive will render such business and professional services in the performance of his duties, consistent with the Executive’s position within the Company, as will reasonably be assigned to him by the CEO.

(b) Obligations. The Executive shall have such duties, authority and responsibilities that are commensurate with being one of the Company’s most senior executives. During the term of his Employment, the Executive will devote Executive’s full business efforts and time to the Company. For the duration of his Employment, Executive agrees not to actively engage in any other employment, occupation, or consulting activity for any direct or indirect remuneration without the prior approval of the Company’s CEO (which approval will not be unreasonably withheld); provided, however, that Executive may, without the approval of the CEO, serve in any capacity with any civic, educational, or charitable organization, provided such services do not interfere with Executive’s obligations to the Company. Executive shall perform his duties primarily at the Company’s corporate facility in Hillsboro, Oregon.

(c) Effective Date. The Executive commenced full-time Employment under this Agreement on the Effective Date. Executive shall continue as the Corporate Vice President and General Manager, Low Density Solutions after the Restatement Date.

2. Cash and Incentive Compensation.

(a) Salary. As of the Restatement Date and thereafter, the Company shall pay Executive as compensation for his services a base salary at a gross annual rate of not less than $285,000 (such annual salary, as is then in effect, to be referred to herein as “Base Salary”). The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and be subject to the usual, required withholdings, provided, however, that Executive shall receive pro-rata payments of Base Salary no less frequently than once per month. Executive’s Base Salary will be subject to review by the CEO not less than annually, and adjustments will be made in the discretion of the CEO.

(b) Incentive Bonuses. For Company’s fiscal years 2008 and beyond, Executive shall be a participant in an Executive Variable Compensation Plan as established by

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the Company (the “EVCP”). Under the EVCP, Executive shall be eligible to be considered for an annual fiscal year incentive payment based on a percentage of Executive’s Base Salary as of the beginning of such fiscal year or such higher figure that the CEO may select (such annual amount is the “Target Amount”). The Target Amount shall be awarded based upon the achievement of specific milestones that will be mutually agreed upon by the CEO and Executive no later than 45 days after the start of each fiscal year (the “Target Amount Milestones”). For superior achievement of the Target Amount Milestones, Executive may earn a maximum annual fiscal year incentive bonus of up to 250% of Executive’s Target Amount. Cash payment for each fiscal year’s variable compensation actually earned shall be made to Executive no later than 45 days after the end of the applicable fiscal year for which the annual incentive was earned.

(c) Terms of Company Compensatory Equity Awards. Executive shall be eligible for grants of options to purchase shares of the Company’s common stock, restricted stock units, or other Company equity (any prior or future compensatory equity grants to Executive shall be collectively referred to herein as “Compensatory Equity”) at times and in such amounts as determined by the Compensation Committee of the Board of Directors. All future grants of Compensatory Equity (and the issuance of any underlying shares) to Executive shall be: (i) issued pursuant to an applicable stockholder-approved plan and (ii) issued pursuant to an effective registration statement filed with the Securities and Exchange Commission under the Securities Act of 1933 as amended. Accelerated vesting of Compensatory Equity may occur: (x) pursuant to the terms of this Agreement and in addition (y) pursuant to the terms of the Plan and any applicable Compensatory Equity agreement. Executive may elect to establish a trading plan in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934 for any of his Compensatory Equity shares, provided, however, that such trading plan must comply with all of the requirements for the safe harbor under Rule 10b5-1 and must be either (i) approved by the Board (such approval not to be unreasonably withheld) or (ii) approved in accordance with any Rule 10b5-1 Trading Plan Policy the Company may subsequently implement.

(d) Service Definition. For purposes of this Agreement and Executive’s Compensatory Equity, “Service” shall mean service by the Executive as an employee and/or consultant of the Company (or any subsidiary or parent or affiliated entity of the Company) and/or service by the Executive as a member of the Board.

3. Vacation and Employee Benefits. During the term of his Employment, the Executive shall be entitled to vacation in accordance with the Company’s standard vacation policy. During the term of his Employment, the Executive shall be eligible to participate in any employee benefit plans or arrangements maintained by the Company on no less favorable terms than for other Company executives, subject in each case to the generally applicable terms and conditions of the plan or arrangement in question and to the determinations of any person or committee administering such plan or arrangement.

4. Business Expenses. During the term of his Employment, the Executive shall be authorized to incur necessary and reasonable travel, entertainment and other business expenses in connection with his duties hereunder. The Company shall promptly reimburse the Executive for such expenses upon presentation of appropriate supporting documentation, all in accordance with the Company’s generally applicable policies. The Company shall also timely

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pay for all of Executive’s home telecommunications phone and facsimile lines and reimburse Executive for his actual mobile phone costs on a monthly basis (not to exceed $200 per monthly bill).

5. Term of Employment.

(a) Basic Rule. The Company may terminate the Executive’s Employment with or without Cause, by giving the Executive 30 days advance notice in writing. The Executive may terminate his Employment by giving the Company 30 days advance notice in writing. The Executive’s Employment shall terminate automatically in the event of his death.

(b) Employment at Will. The Executive’s Employment with the Company shall be “at will,” meaning that either the Executive or the Company shall be entitled to terminate the Executive’s employment at any time and for any reason, with or without Cause. This Agreement shall constitute the full and complete agreement between the Executive and the Company on the “at will” nature of the Executive’s Employment, which may only be changed in an express written agreement signed by the Executive and a member of the Board.

(c) Rights Upon Termination. Upon the termination of the Executive’s Employment, the Executive shall be entitled to the compensation, benefits and reimbursements described in this Agreement for the period ending as of the effective date of the termination (the “Termination Date”). Upon termination of Executive’s Employment for any reason, the Executive shall receive the following payments on the Termination Date: (i) all unpaid salary, and unpaid vacation accrued (if applicable), through the Termination Date, (ii) any unpaid, but earned and accrued incentive payments for any completed applicable determination period under the EVCP (whether paid quarterly, annually or as might otherwise be established under the EVCP) which has not yet been paid on the Termination Date and (iii) any unreimbursed business expenses. Executive may also be eligible for other post-Employment payments and benefits as provided in this Agreement.

6. Termination Benefits.

(a) Severance Pay. If there is an Involuntary Termination (as defined below) of Executive’s Employment, then the Company shall pay the Executive an amount equal to 0.75 times Executive’s then Base Salary, plus up to 1.0 times Executive’s then Target Amount (adjusted pro rata on a monthly basis depending upon the month in which the Involuntary Termination may occur) (collectively in the aggregate, the “Cash Severance”). Such Cash Severance shall be made in a single lump sum cash payment to Executive on the effective date of the separation agreement referenced in Section 8(a). Executive shall also be entitled to receive the benefits provided in Sections 6(b) and 6(c) and, if applicable, 6(d).

(b) Health Insurance. If Subsection (a) above applies, and if Executive elects to continue health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) following the termination of his Employment, then the Company shall reimburse Executive’s monthly premium under COBRA until the earliest of

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(i) nine months after the Termination Date or (ii) the date when Executive commences receiving substantially equivalent health insurance coverage in connection with new employment.

(c) Equity Vesting. If Subsection (a) above applies, then Executive will be vested only in that number of shares of Company common stock under all of Executive’s outstanding Compensatory Equity as are actually vested as of the Termination Date according to the terms of such Compensatory Equity arrangements.

(d) Effect of Change in Control. If the Company is subject to a Change in Control (as defined below) and if there is an Involuntary Termination of Executive’s Employment in connection with such Change in Control (it will automatically be deemed to be in connection with the Change in Control if there is an Involuntary Termination during the period commencing immediately prior to the Change in Control and extending through the date that is 24 months after the Change in Control): (x) Executive shall immediately vest in (and the Company’s right to repurchase, if applicable, shall lapse immediately as to) all of Executive’s Compensatory Equity, (y) the amount of the Cash Severance in Section 6(a) shall be increased such that the Executive shall receive 1.0 (instead of 0.75) times Base Salary, plus he shall receive in addition 1.0 times Target Amount (with no pro ration), and (z) the duration of COBRA coverage in Section 6(b) shall be for 12 months rather than 9 months. The Company’s obligation to continue to provide Section 6(b) benefits shall not be relieved merely because the legally required minimum period for providing COBRA continuation coverage is for a shorter period than 12 months.

(e) Excise Tax Gross-Up. In the event that the benefits provided for in this Agreement (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) but for this Subsection (e), would be subject to the excise tax imposed by Section 4999 of the Code, then the Executive’s benefits under this Agreement shall be payable either (1) in full, or (2) as to such lesser amount which would result in no portion of the such benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by the Executive on an after-tax basis, of the greatest amount of benefits under this Agreement, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Unless Executive and the Company agree otherwise in writing, the determination of Executive’s excise tax liability, if any, and the amount, if any, required to be paid under this Subsection (e) will be made in writing by the independent auditors who are primarily used by the Company immediately prior to the Change of Control (the “Accountants”). For purposes of making the calculations required by this Subsection (e), the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. Executive and the Company agree to furnish such information and documents as the Accountants may reasonably request in order to make a determination under this Subsection (e). The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Subsection (e).

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(f) Change in Control Definition. For purposes of this Agreement, “Change in Control” shall mean the occurrence of any of the following events: (i) the consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization more than 50% of the voting power of the outstanding securities of each of (A) the continuing or surviving entity and (B) any direct or indirect parent corporation of such continuing or surviving entity, (ii) the sale, transfer or other disposition of all or substantially all of the Company’s assets or (iii) solely with respect to determining the treatment of Compensatory Equity under the terms of this Agreement, the terms of any applicable definition provided by the Plan or other Company equity incentive plan or arrangement. A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(g) Cause Definition. For purposes of this Agreement, “Cause” shall mean (i) Executive’s material breach of this Agreement that is not corrected within a 30 day correction period that begins upon delivery to Executive of a written demand from the Company that describes the basis for the Company’s belief that Executive has materially breached this Agreement; (ii) any willful act of fraud or dishonesty that causes material damage to the Company; (iii) any willful violation of the Company’s insider trading policy; (iv) any willful violation of the Company’s conflict of interest policies; (v) any willful unauthorized use or disclosure of trade secrets or other confidential information; or (vi) Executive’s conviction of a felony.

The foregoing shall not be deemed an exclusive list of all acts or omissions that the Company may consider as grounds for the termination of Executive’s Employment, but it is an exclusive list of the acts or omissions that shall be considered “Cause” for the termination of Executive’s Employment by the Company.

(h) Good Reason Definition. For all purposes under this Agreement, “Good Reason” shall mean the occurrence of any of the following, without Executive’s express written consent: (i) a substantial reduction of Executive’s duties or responsibilities; (ii) a substantial reduction in Executive’s Base Salary or Target Amount other than a one-time reduction (not exceeding 10% in the aggregate) that also is applied to substantially all other officers of the Company on the CEO’s written recommendation or written approval if Executive’s reduction is substantially proportionate to, or no greater than, the reduction applied to substantially all other officers; (iii) the Company’s material breach of this Agreement including without limitation the failure to timely provide Executive the cash compensation, equity compensation and/or employee benefits specified under this Agreement; or (iv) the Company requiring Executive to relocate his principal place of business or the Company relocating its headquarters, in either case to a facility or location outside of a 30 mile radius from Executive’s current principal place of employment; provided, however, that Executive will only have Good Reason if the event or circumstances constituting Good Reason specified in any of the

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preceding clauses is not cured or otherwise remedied to the Executive’s satisfaction within 30 days after Executive gives written notice to the CEO.

(i) Involuntary Termination Definition. For all purposes under this Agreement, “Involuntary Termination” shall mean any of the following that occur without Executive’s prior written consent: (i) termination of Executive’s Employment by the Company without Cause, or (ii) Executive’s resignation of Employment for Good Reason.

7. Successors.

(a) Company’s Successors. This Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which becomes bound by this Agreement.

(b) Executive’s Successors. This Agreement and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

8. Conditions to Receipt of Severance; No Duty to Mitigate.

(a) Separation Agreement and Release of Claims. The receipt of any severance benefits pursuant to Section 6 will be subject to Executive signing and not revoking a separation agreement and release of claims in substantially the form attached hereto as Exhibit A, but with any appropriate modifications, reflecting changes in applicable law, as is necessary or appropriate to provide the Company with the protection it would have if the release were executed as of the Effective Date. No severance benefits will be paid or provided until the separation agreement and release agreement becomes effective. The separation agreement and release of claims must in all cases be effective by March 15th of the year following the year of Executive’s termination of Employment.

(b) Non-solicitation and Non-competition. The receipt of any severance benefits will be subject to the Executive agreeing that during Employment and for the 12 month period after the Termination Date (the “Continuance Period”), the Executive will not (i) solicit any employee of the Company for employment other than at the Company, or (ii) directly or indirectly engage in, have any ownership interest in or participate in any entity that as of the Termination Date, directly competes with the Company in any substantial business of the Company or any business reasonably expected to become a substantial business (i.e., at least 5% of the Company’s gross revenues) of the Company during the Continuance Period. Notwithstanding the foregoing, the provisions of Section 8(b)(ii) shall not be applicable to Executive on or after a Change in Control. The Executive’s passive ownership of not more than 1% of any publicly traded company and/or 5% ownership of any privately held company will not constitute a breach of this Subsection (b).

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(c) Non-disparagement. During Employment and the Continuance Period, the Executive will not knowingly publicly disparage, criticize, or otherwise make any derogatory statements regarding the Company, its directors, or its officers. The Company’s then and future directors will not knowingly publicly disparage, criticize, or otherwise make any derogatory statements regarding the Executive during his Employment or the Continuance Period. The Company will also instruct its officers to not knowingly publicly disparage, criticize, or otherwise make any derogatory statements regarding the Executive during his Employment or the Continuance Period. Notwithstanding the foregoing, nothing contained in this Agreement will be deemed to restrict the Executive, the Company or any of the Company’s current or former officers and/or directors from providing information to any governmental or regulatory agency (or in any way limit the content of such information) to the extent they are requested or required to provide such information pursuant to any applicable law or regulation.

(d) No Duty to Mitigate. No payments or benefits provided to Executive (except as expressly provided in Section 6(b)) shall be subject to mitigation or offset.

9. Miscellaneous Provisions.

(a) Indemnification. The Company shall indemnify Executive to the maximum extent permitted by any applicable indemnification agreement, applicable law and the Company’s bylaws with respect to Executive’s Service (including timely advancing and/or reimbursing costs as incurred by Executive) and the Executive shall also be covered under a directors and officers liability insurance policy(ies) paid for by the Company.

(b) Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by overnight courier, U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Executive, mailed notices shall be addressed to him at the home address that he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its CEO.

(c) Arbitration. The Company and Executive agree that any and all disputes arising out of the terms of this Agreement, the Executive’s Employment, Executive’s Service, or Executive’s compensation and benefits, their interpretation and any of the matters herein released, will be subject to binding arbitration in Portland, Oregon before the American Arbitration Association under its National Rules for the Resolution of Employment Disputes. The Company and the Executive agree that the prevailing party in any arbitration will be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The Company and the Executive hereby agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury. This Subsection (c) will not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Company or the Executive and the subject matter of their dispute relating to Executive’s obligations under this Agreement. The Company shall be responsible for timely paying for all arbitration and legal fees incurred by both parties as such costs are incurred, provided, however that if (i) the Executive initiates the arbitration proceeding and (ii) the

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Company prevails in such arbitration that was initiated by the Executive, then each side shall be responsible for paying for their own costs.

(d) Modifications and Waivers. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Company (other than the Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(e) Whole Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes any other agreements, representations or understandings (whether oral or written and whether express or implied) with respect to the subject matter hereof. In the event of any conflict in terms between this Agreement and/or the Plan and/or any agreement executed by and between Executive and the Company, the terms of this Agreement shall prevail and govern.

(f) Legal Fees. Each party shall pay its own legal fees and expenses incurred in connection with the preparation and execution of this Agreement.

(g) Withholding Taxes. All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law.

(h) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Oregon (except their provisions governing the choice of law).

(i) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(j) Code Section 409A. The termination benefits provided by Section 6 of this Agreement are intended to be exempt from Section 409A of the Code pursuant to the short-term deferral exception provided under Treasury Regulation 1.409A-1(b)(4), such that none of the termination benefits to be provided hereunder will be subject to the six (6) month delay imposed by Section 409A of the Code, and any ambiguities herein will be interpreted to so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive. Notwithstanding the foregoing, if Executive is a “specified employee” within the meaning of Section 409A of the Code and the final regulations and any guidance promulgated thereunder (“Section 409A”) at the time of Executive’s termination (other than due to death), and the termination benefits payable to Executive pursuant to this Agreement, when solely considered together with any other severance payments or separation benefits which may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) will not and could not under any circumstances, regardless

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of when such termination occurs, be paid in full by March 15 of the year following Executive’s termination, then only that portion of the Deferred Compensation Separation Benefits which do not exceed the Section 409A Limit (as defined below) may be made within the first six (6) months following Executive’s termination of employment in accordance with the payment schedule applicable to each payment or benefit. For these purposes, each severance payment is hereby designated as a separate payment and will not collectively be treated as a single payment. Any portion of the Deferred Compensation Separation Benefits in excess of the Section 409A Limit shall accrue and, to the extent such portion of the Deferred Compensation Separation Benefits would otherwise have been payable within the first six (6) months following Executive’s termination of employment, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s termination. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s termination but prior to the six (6) month anniversary of Executive’s termination, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit. For purposes of this Agreement, “Section 409A Limit” will mean the lesser of two (2) times: (A) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Company’s taxable year preceding the Company’s taxable year of Executive’s termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (B) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.

(k) No Assignment. This Agreement and all rights and obligations of the Executive hereunder are personal to the Executive and may not be transferred or assigned by the Executive at any time. The Company may assign its rights under this Agreement to any entity that expressly in writing assumes the Company’s obligations hereunder in connection with any sale or transfer of all or substantially all of the Company’s assets to such entity.

(l) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the Effective Date.

/s/ Christopher M. Fanning
Christopher M. Fanning

LATTICE SEMICONDUCTOR CORPORATION

By	Byron W. Milstead
Title:	Corporate Vice President and General Counsel

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EXHIBIT A

GENERAL RELEASE

RECITALS

This Separation Agreement and Release (“Agreement”) is made by and between Christopher M. Fanning (“Employee”) and Lattice Semiconductor Corporation (the “Company”) (jointly referred to as the “Parties”):

WHEREAS, Employee is employed by the Company;

WHEREAS, the Company and Employee entered into an Employment Agreement dated                      (the “Employment Agreement”);

WHEREAS, the Parties agree that Employee’s employment with the Company will terminate on                      (the “Termination Date”);

WHEREAS, the Company and Employee entered into a Proprietary Rights Agreement dated [                ] regarding intellectual property and confidential information (the “Proprietary Rights Agreement”);

WHEREAS, the Company and Employee entered into an Indemnification Agreement, dated [                ], regarding Employee’s rights to indemnification (the “Indemnification Agreement”);

WHEREAS, Employee is a participant, or is eligible to participate, in the Company’s Executive Deferred Compensation Plan dated [                ], as amended, regarding Employee’s rights to receive deferred compensation (the “Deferred Compensation Plan”);

WHEREAS, the Company and Employee entered into Stock Option Agreements dated [                ] granting Employee the option to purchase shares of the Company’s common stock subject to the terms and conditions of the Company’s Stock Option Plan(s) and the Stock Option Agreements and is the grantee of restricted stock units representing shares of the Company’s common stock pursuant to the terms of Notice(s) of Grant and related equity incentive plans (the “Equity Agreements”);

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions and demands that Employee may have against the Company as defined herein, arising out of, or related to, Employee’s employment with, or separation from, the Company;

NOW THEREFORE, in consideration of the promises made herein, the Parties hereby agree as follows:

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COVENANTS

1. Consideration.

(a) Pursuant to Section 8(a) of the Employment Agreement, Employee’s receipt of severance is subject to Employee executing and not revoking this Release. In consideration of Employee executing and not revoking this Release, the Company agrees to pay (or provide, as applicable) Employee a cash payment of $                 on the Effective Date and also the benefits specified in the Employment Agreement. Employee acknowledges that such cash payment and the provision of such benefits will be in full satisfaction of the payments and obligations provided under the Employment Agreement and he will not be entitled to any additional salary, wages, bonuses, accrued vacation, housing allowances, relocation costs, interest, severance, stock, stock options, outplacement costs, fees, commissions or any other benefits and compensation, except as provided in any Company employee welfare or pension benefit plans as defined by the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (such plans, the “Benefit Plans”), this Agreement, the Indemnification Agreement, the Deferred Compensation Plan and/or the Equity Agreements.

(b) Stock. Employee acknowledges that as of the Termination Date, and after taking into account any accelerated vesting provided by the Employment Agreement or Stock Agreements, he will then hold vested stock options to acquire [            ] shares of Company common stock and no more, and will hold vested restricted stock units that will be settled for [            ] shares of Company common stock and no more. The exercise of any stock options and the settlement of any restricted stock units shall continue to be subject to the terms and conditions of the Equity Agreements and the Employment Agreement.

(c) Benefits. Employee’s health insurance benefits will cease on the last day of the month of the Termination Date, subject to Employee’s right to continue his health insurance as provided in the Employment Agreement (with such premiums to be paid by the Company as provided in the Employment Agreement). Subject to the Employment Agreement, the Deferred Compensation Plan, the Indemnification Agreement, the Equity Agreements and/or the Benefit Plans, Employee’s participation in all other benefits and incidents of employment (including, but not limited to, the accrual of vacation and paid time off, and the vesting of stock options and restricted stock units) will cease on the Termination Date.

2. Confidential Information. Employee shall continue to comply with the terms and conditions of the Proprietary Rights Agreement, and maintain the confidentiality of all of the Company’s confidential and proprietary information. Employee also shall return to the Company all of the Company’s property, including all confidential and proprietary information, in Employee’s possession, on or before the Effective Date.

3. Release of Claims. Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company. Employee, on his own behalf and on behalf of his respective heirs, family members, executors, agents, and assigns, hereby fully and forever releases the Company and its current and former: officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations and assigns (the

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“Releasees”) from, and agrees not to sue any of the Releasees concerning, any claim, duty, obligation or cause of action for monetary damages relating to any matters of any kind arising out of or relating to his employment by the Company (except as provided in the Employment Agreement), or his service as an officer of the Company and/or a director of the Company, whether presently known or unknown, suspected or unsuspected, that Employee may possess arising from any omissions, acts or facts that have occurred up until and including the Effective Date, excluding the “Excluded Claims” (as defined below) and including, without limitation:

(a) any and all claims relating to or arising from Employee’s employment with the Company, or the termination of that employment;

(b) any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of, shares of Company stock, including, but not limited to, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(c) any and all claims under the law of any jurisdiction, including, but not limited to, wrongful discharge of employment; constructive discharge from employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;

(d) any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967; the Americans with Disabilities Act of 1990; the Fair Labor Standards Act; ERISA; the Worker Adjustment and Retraining Notification Act; the Older Workers Benefit Protection Act; the Family and Medical Leave Act; and the Fair Credit Reporting Act;

(e) any and all claims for violation of the federal, or any state, constitution;

(f) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and

(g) any and all claims for attorney fees and costs.

For purposes of this Agreement, the “Excluded Claims” shall include any claims pursuant to the Benefit Plans, the Deferred Compensation Plan, the Indemnification Agreement, the right to receive an excise tax gross-up under Section 6(e) of the Employment Agreement, the non-disparagement clause of Section 8(c) of the Employment Agreement, the right to indemnification under Section 9(a) of the Employment Agreement, the Code Section 409A clause of Section 9(j)

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of the Employment Agreement, and any right to exercise stock options or receive restricted stock units pursuant to the relevant provisions of the Equity Agreements.

4. Acknowledgement of Waiver of Claims Under ADEA. Employee acknowledges that he is waiving and releasing any rights he may have against the Releasees for monetary damages under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Employee and the Company agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date. Employee acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that he has been advised by this writing that:

(a) he should consult with an attorney prior to executing this Release;

(b) he has up to twenty-one (21) days within which to consider this Release;

(c) he has seven (7) days following his execution of this Release to revoke this Release;

(d) this ADEA waiver shall not be effective until the revocation period has expired; and,

(e) nothing in this Release prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law.

5. Unknown Claims. The Parties represent that they are not aware of any claim by either of them other than the claims that are released by this Release. Employee acknowledges that he has been advised by legal counsel and are familiar with the principle that a general release does not extend to claims which the releasor does not know or suspect to exist in his favor at the time of executing the Release, which if known by him must have materially affected his settlement with the Releasee. Employee, being aware of said principle, agree to expressly waive any rights Employee may have to that effect, as well as under any other statute or common law principles of similar effect.

6. Application for Employment. Employee understands and agrees that, as a condition of this Release, he shall not be entitled to any employment with the Company, its subsidiaries, or any successor, and he hereby waives any alleged right of employment or re-employment with the Company, its subsidiaries or related companies, or any successor.

7. No Cooperation. Employee agrees that he will not knowingly counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees for monetary damages, unless requested by a governmental agency or unless under a subpoena or other court order to do so. Employee agrees both to immediately notify the Company upon

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receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or court order to the Company. If otherwise approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Employee shall state no more than that he cannot provide such counsel or assistance.

8. Costs. The Parties shall each bear their own costs, expert fees, attorney fees and other fees incurred in connection with the preparation of this Release.

9. Arbitration. The Parties agree that any and all disputes arising out of, or relating to, the terms of this Release, their interpretation, and any of the matters herein released, shall be subject to binding arbitration as described in Section 9(c) of the Employment Agreement.

10. No Representations. Each Party represents that it has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Release. Neither Party has relied upon any representations or statements made by the other Party hereto which are not specifically set forth in this Release.

11. No Oral Modification. Any modification or amendment of this Release, or additional obligation assumed by either Party in connection with this Release, shall be effective only if placed in writing and signed by both Parties or their authorized representatives.

12. Entire Agreement. This Release, the Employment Agreement, the Indemnification Agreement, the Deferred Compensation Plan, the Benefit Plans, the Proprietary Rights Agreement and the Equity Agreements represent the entire agreement and understanding between the Company and Employee concerning the subject matter of this Release and Employee’s relationship with the Company, and supersede and replace any and all prior agreements and understandings between the Parties concerning the subject matter of this Release and Employee’s relationship with the Company.

13. Governing Law. This Release shall be governed by the laws of the State of Oregon, without regard for choice of law provisions.

14. Effective Date. This Release is only effective after it has been signed by both parties and after eight (8) days have passed following the date Employee signed the Agreement without Employee revoking this Agreement (the “Effective Date”).

15. Voluntary Execution of Release. This Release is executed voluntarily and with the full intent of releasing all claims, and without any duress or undue influence by any of the Parties. The Parties acknowledge that:

(a) They have read this Release;

(b) They have been represented in the preparation, negotiation, and execution of this Release by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

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(c) They understand the terms and consequences of this Release and of the releases it contains; and

(d) They are fully aware of the legal and binding effect of this Release.

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IN WITNESS WHEREOF, each of the Parties has executed this Release, in the case of the Company by a duly authorized officer, as of the day and year written below.

COMPANY: LATTICE SEMICONDUCTOR CORPORATION

By:	Date:

Title:

EMPLOYEE:

Date:
Christopher M. Fanning

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